Exhibit H.1

Writer's Direct Dial: (212) 225-2730 E-Mail: wolson@cgsh.com

September 20, 2010

The Republic of Argentina
Ministry of Economy
Hipolito Yrigoyen 250
City of Buenos Aires, Argentina

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Argentina (“Argentina”) in connection with Argentina’s invitation (the “Invitation”), pursuant to a registration statement (file No. 333-163784) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), to the owners of its Eligible Securities (as defined in the Prospectus Supplement referred to below) and related claims to submit offers to exchange Eligible Securities for certain New Securities (as defined in the Prospectus Supplement referred to below) on the terms and subject to the conditions set forth in the Prospectus Supplement.   The New Securities governed by New York law (as such phrase is defined below) have been or are to be issued by Argentina under a trust indenture dated as of June 2, 2005 (the “Base Trust Indenture”) between Argentina and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of April 30, 2010 between Argentina and the Trustee (the Base Indenture and such first supplemental indenture, collectively, the “Trust Indenture”).  The prospectus dated April 13, 2010, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” and the related prospectus supplement dated April 28, 2010 as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Prospectus Supplement.”  The Base Prospectus and the Prospectus Supplement together are herein called the “Prospectus.”

The Republic of Argentina, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the Prospectus;

(b)	an executed copy of the Trust Indenture;

(c)
facsimile copies of the New Securities specified on Schedule I in global form (collectively, the “New Securities governed by New York law”) delivered on the Early Settlement Date and the Final Settlement Date (as each such term is defined in the Prospectus Supplement) as executed by Argentina; and

(d)	executed copies of the authorizations under the Trust Indenture pursuant to which the terms of the New Securities governed by New York law have been established.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the New Securities governed by New York law have been or will be duly authenticated in accordance with the terms of the Trust Indenture.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that the New Securities governed by New York law constitute valid, binding and enforceable obligations of Argentina.

In giving the foregoing opinion, (a) we have assumed that each of Argentina and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Trust Indenture and the New Securities governed by New York law enforceable against the parties thereto (except that no such assumption is made as to Argentina regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Trust Indenture or the New Securities governed by New York law), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The Republic of Argentina, p. 3

We note that (i) the enforceability of the waiver of immunities by Argentina set forth in Section 12.10 of the Trust Indenture and the corresponding provisions of the New Securities governed by New York law is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) the designation in Section 12.8(a) of the Trust Indenture and the corresponding provisions of the New Securities governed by New York law of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York, as the venue for actions or proceedings relating to the New Securities governed by New York law is (notwithstanding the waiver in or pursuant to Section 12.8(b) of the Trust Indenture and the corresponding provisions of the New Securities governed by New York law) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment No. 3 and to the references to us under the heading “Validity of the Securities” in the Prospectus.  In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.  The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By           /s/  Wanda J. Olson
Wanda J. Olson, a Partner

SCHEDULE I

Security	ISIN	Original Principal/Notional Amount

U.S. Dollar-Denominated Par Bonds due 2038 issued in exchange for Pre-2005 Eligible Securities or 2005 Discounts	XS0501195647	U.S.$95,304,820.00

U.S. Dollar-Denominated Par Bonds due 2038 issued in exchange for 2005 Pars	XS0501195720	U.S.$1,634,359.00

U.S. Dollar-Denominated 8.28% Discount Bonds due 2033 issued in exchange for Pre-2005 Eligible Securities or 2005 Pars	XS0501194756	U.S.$92,729,033.00

U.S. Dollar-Denominated 8.28% Discount Bonds due 2033 issued in exchange for 2005 Discounts	XS0501195050	U.S.$5,656,672.00

U.S. Dollar-Denominated 8.75% Global Bonds due 2017	XS0501195480	U.S.$213,060,973.00

U.S. Dollar-Denominated GDP-Linked Securities	XS0501197262	U.S.$358,465,941.00